                                               Exhibit 99.1
                                               ------------


FOR IMMEDIATE RELEASE                 Contact:
                                      Jan A.  Sneed        (212) 546-2422
                                      Steven G.Felsher     (212) 546-2440


                GREY GLOBAL GROUP REPORTS SECOND QUARTER RESULTS

New York, New York - August 12, 2003--Grey Global Group Inc. (NASDAQ: GREY) today reported its results for the second quarter of 2003.

Results
-------
The Company reported commissions and fees ("revenues") for the second quarter of $319.9 million, an increase of 10.3% ($29.9 million) from the same quarter in 2002. For the six months ended June 30, 2003, revenues were $617.6 million, an increase of 7.3% ($41.9 million). Of the increase in revenues for the second quarter, $23.6 million was attributable to currency movements principally related to the weakening of the dollar against the European currencies. Of the increase for the first half of the year, $37.7 million was attributable to such exchange rate movements. Revenues in North America were up 4.9% for the quarter and 3.1% for the six months while, on a constant currency basis, non-North American operations reported revenues down by approximately 1.0% for both the quarter and the six months.

Income of consolidated companies before taxes on income grew 163.4% for the quarter to $12.1 million and increased 54.9% to $23.2 million for the six months ended June 30, 2003 when compared to the respective prior periods. Net income was $4.7 million for the second quarter of 2003 and $9.8 million for the first six months compared with $1.7 million and $6.0 million, respectively, for the corresponding periods in 2002. Currency movements did not have a significant impact on the consolidated net income.

Basic and diluted earnings per common share for the three months ended June 30, 2003 were $3.33 and $3.07, respectively, and for the half year ended June 30, 2003 were $6.73 and $6.19, respectively.

Company Comment
---------------
The challenges faced by marketing communications businesses since 2001 are continuing. While there have been signs of stabilization and buoyancy, they are frequently offset by neutralizing caution attributable to economic weakness and uncertainty in many parts of the world.

On the positive side, we continue to add to our client roster and, most importantly, take on additional work from our foundation global accounts--like Procter & Gamble, Mars, GlaxoSmithkline, 3M and British American Tobacco. This is the most satisfying validation of our singular mission to do what has to be done to increase our clients' businesses and grow with them.

GREY/Second Quarter Results - 2003
Page Two




                                    * * * * *

Grey Global Group ranks among the largest global communications companies in the world. Grey Global Group operates branded independent business units in many communications disciplines including general advertising, public relations/public affairs, direct marketing, internet communications, healthcare marketing, brand strategy and design, and on-line and off-line media services.

--------------------------------------------------------------------------------


(Part of this announcement may contain forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward Looking Statements" contained in the Company's Annual Report on Form 10-K and in other filings.)



                                 (Chart follows)

          Grey Global Group Inc. and Consolidated Subsidiary Companies
                 Condensed Consolidated Statements of Operations

                                                         For the Three Months
                                                        Ended June 30 (Note 1)
                                                     ---------------------------
  (in thousands, except share and per share data)          2003           2002
   -----------------------------------------------------------------------------
  Commissions and fees                                $   319,946    $   290,082

  Income of consolidated companies
    before taxes on income                                 12,147          4,611
  Provision for taxes on income                             6,174          2,446
  Minority interest applicable to
   consolidated companies                                  (1,455)         (804)
  Equity in earnings of nonconsolidated
   affiliated companies                                       226            309
                                                     ---------------------------
  Net income                                          $     4,744     $    1,670
                                                     ===========================

  Weighted average number of common
   shares outstanding
    - Basic                                             1,274,154      1,247,671
                                                     ===========================
    - Diluted                                           1,394,287      1,385,226
                                                     ===========================
  Earnings  per common share (Note 2)
    - Basic                                           $      3.33    $      1.26
                                                     ===========================
    - Diluted                                         $      3.07    $      1.16
                                                     ===========================

                                                           For the Six Months
                                                          Ended June 30 (Note 1)
                                                     ---------------------------

  (in thousands, except share and per share data)          2003           2002
   -----------------------------------------------------------------------------

  Commissions and fees                                $   617,589   $   575,663

  Income of consolidated companies
   before taxes on income                                  23,240        15,004
  Provision for taxes on income                            11,388         7,127
  Minority interest applicable
   to consolidated companies                               (2,452)       (2,651)
  Equity in earnings of nonconsolidated
   affiliated companies                                       415           758
                                                    ---------------------------

Net income                                            $     9,815   $     5,984
                                                    ===========================


  Weighted average number of common
   shares outstanding
    - Basic                                             1,268,177     1,247,774
                                                    ===========================


    - Diluted                                           1,391,623     1,383,073
                                                    ===========================

 Earnings  per common share (Note 2)
    - Basic                                           $      6.73   $      4.46
                                                    ===========================

    - Diluted                                         $      6.19   $      4.08

                                                    ===========================

1    Unaudited and subject to year-end adjustments.

2 After giving effect to amounts attributable to redeemable preferred stock and for diluted net income per common share to the (i) assumed exercise of dilutive stock options, (ii) shares issuable pursuant to the Company's Senior Management Incentive Plan and (iii) assumed conversion of the 8 1/2% Convertible Subordinated Debentures.

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